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                                                                    Exhibit 99.1

                                        Contacts:
                                        Rebecca Peterson
                                        Director, Corporate Communications
                                        Alkermes, Inc.
                                        (617) 583-6378

                                        Terra Fox
                                        Corporate Communications
                                        Eli Lilly and Company
                                        (317) 276-5795


FOR IMMEDIATE RELEASE


Alkermes and Lilly announce expansion of collaboration for inhaled insulin for the treatment of diabetes

CAMBRIDGE, MA AND INDIANAPOLIS, DECEMBER 13, 2002 -- Alkermes, Inc. (NASDAQ:
ALKS) and Eli Lilly and Company (NYSE: LLY) announced today the expansion of their collaboration for the development of inhaled formulations of insulin based on Alkermes' AIR(R) pulmonary drug delivery technology. These amendments to the collaboration follow the achievement of development milestones relating to clinical progress, and scale-up and manufacturing activities for Alkermes' insulin dry powder aerosols and inhalers.

"These enhancements recognize the substantial progress made in this collaboration with Alkermes and enables the partnership to advance the development of important new products for people with diabetes," said Elizabeth
H. Klimes, president of diabetes and growth disorders group for Lilly.

Pursuant to the agreement announced today, Lilly has agreed to purchase $30 million of newly issued convertible preferred stock of Alkermes. Alkermes will fund the joint development program for inhaled insulin during calendar years 2003 and 2004. In addition, the royalty rate payable to Alkermes based on revenues of potential inhaled insulin products has been increased. Lilly has the right to exchange the preferred shares for a reduction in the royalty rate payable to Alkermes. The preferred stock is convertible into Alkermes' common stock at market price at Alkermes' option and upon filing of a new drug application with the U.S. Food and Drug Administration for a pulmonary insulin product. The collaboration can not terminate without cause until January 2005. Alkermes will register for resale all shares of its common stock issued upon conversion of the preferred stock.


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"This collaboration reflects Alkermes' strategy to partner with strong pharmaceutical partners in order to bring our advanced technologies to the marketplace, and then to leverage these technologies into multiple product candidates," commented Richard Pops, Chief Executive Officer of Alkermes. "This transaction deepens our relationship with Lilly and allows us to establish upfront funding for the development of inhaled insulin product candidates. While significant development activities lie ahead of us, we are encouraged by the data generated in this rigorous program."

In April 2001, Alkermes and Eli Lilly and Company signed a broad, mutually exclusive agreement to develop inhaled formulations of insulin including short- and long-acting insulin and other potential products for the treatment of diabetes based on Alkermes' AIR pulmonary drug delivery system. The inhaled formulation of insulin is being studied for its potential to provide therapeutic benefits and offer treatment options for people with diabetes. To date, multiple early stage human clinical trials of pulmonary insulin formulations based on Alkermes' AIR technology have been successfully completed.

Alkermes' AIR drug delivery system is based on a novel concept, published in Science magazine, that relatively large, low-density drug particles can be inhaled into the lungs with high efficiency from simple inhalers. These particles have distinct physical characteristics with several potential advantages over other inhalation delivery systems. The AIR system utilizes a small, convenient delivery device, can deliver a wide range of drug doses, and has the potential to provide sustained-release drug delivery.

About Alkermes
Alkermes, Inc. is an emerging pharmaceutical company developing products based on its sophisticated drug delivery technologies to enhance therapeutic outcomes. Our areas of focus include: controlled, extended-release of injectable drugs utilizing our ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on our proprietary Advanced Inhalation Research, Inc., ("AIR") pulmonary delivery system. Our business strategy is twofold. We partner our proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develop novel, proprietary drug candidates for our own account. In addition to our Cambridge, Massachusetts headquarters, research and manufacturing facilities, we operate research and manufacturing facilities in Ohio.

About Eli Lilly and Company
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.



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This press release contains forward-looking statements about the potential of inhaled formulations of insulin based on Alkermes' AIR pulmonary drug delivery technology that reflect the current beliefs of Lilly and Alkermes. However, as with any pharmaceutical under development, substantial risks and uncertainties exist in the process of development and regulatory review. There are no guarantees that future clinical trials will confirm the preliminary results referred to in this release or that the product will receive regulatory approvals or prove to be commercially successful. For additional information about the factors that affect Lilly and Alkermes' businesses, please see Exhibit 99 to the Lilly's latest Form 10-Q, filed November 2002 and Alkermes' Form 10-K filed July 2002. The companies undertake no duty to update forward-looking statements.

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